EXHIBIT 10.3

THE SEMPRA ENERGY
DEFERRED COMPENSATION AND EXCESS SAVINGS PLAN

(incorporating draft Amendment Three)

TABLE OF CONTENTS

ARTICLE I. TITLE AND DEFINITIONS *

1.1 Title. *

1.2 Definitions. *

ARTICLE II. PARTICIPATION *

ARTICLE III. CONTRIBUTIONS *

3.1 Elections to Defer Compensation and 401(k) Excess *

3.2 Transfers from Prior Plans. *

3.3 Company Matching Contributions *

3.4 FICA and Other Taxes. *

ARTICLE IV. INVESTMENTS *

4.1 Measurement Funds. *

4.2 Investment Elections. *

4.3 Investment of Transferred Accounts. *

4.4 Compliance with Section 16 of the Exchange Act. *

ARTICLE V. ACCOUNTS *

5.1 Accounts. *

ARTICLE VI. VESTING *

ARTICLE VII. DISTRIBUTIONS *

7.1 Distribution of Accounts. *

7.2 Early Distributions. *

7.3 Hardship Distribution *

7.4 Effect of a Change in Control. *

7.5 Inability to Locate Participant. *

ARTICLE VIII. ADMINISTRATION *

8.1 Committee. *

8.2 Administrator. *

8.3 Committee Action. *

8.4 Powers and Duties of the Committee. *

8.5 Construction and Interpretation. *

8.6 Information. *

8.7 Compensation, Expenses and Indemnity. *

8.8 Quarterly Statements. *

8.9 Disputes. *

ARTICLE IX. MISCELLANEOUS *

9.1 Unsecured General Creditor. *

9.2 Restriction Against Assignment. *

9.3 Withholding. *

9.4 Amendment, Modification, Suspension or Termination. *

9.5 Designation of Beneficiary. *

9.6 Insurance. *

9.7 Governing Law. *

9.8 Receipt of Release. *

9.9 Compliance with Code Section 162(m) *

9.10 Payments on Behalf of Persons Under Incapacity. *

9.11 Limitation of Rights *

9.12 Exempt ERISA Plan *

9.13 Notice *

9.14 Errors and Misstatements *

9.15 Pronouns and Plurality *

9.16 Severability *

9.17 Status *

9.18 Headings. *

Sempra Energy, a California corporation (the "Company"), and its direct and indirect subsidiaries maintain the Sempra Energy Deferred Compensation Plan for Directors, the Sempra Energy Executive Deferred Compensation Plan, the Sempra Energy Deferred Compensation Plan, the Sempra Energy Excess Savings Plan, the Pacific Enterprises Executive Deferred Compensation Plan, the Pacific Enterprises Deferred Compensation Plan for Directors, the Pacific Enterprises Deferred Compensation Plan, the San Diego Gas & Electric Co. deferred compensation agreements and the Enova deferred compensation agreements to provide supplemental retirement income benefits for certain directors and for a select group of management and highly compensated employees.

The Company wishes to merge these plans and agreements in the form of this Sempra Energy Deferred Compensation and Excess Savings Plan (the "Plan") which is designed to provide supplemental retirement income benefits for certain directors and for a select group of management and highly compensated employees through deferrals of salary and incentive compensation and Company matching contributions. This Plan is also designed to provide for benefits that cannot be provided under the Sempra Energy Savings Plan due to the limitations of Code Sections 401(a)(17), 402(g) and 415. This Plan shall be effective as of January 1, 2000.

  ARTICLE I.

  TITLE AND DEFINITIONS

    1.1 Title.

    This Plan shall be known as The Sempra Energy Deferred Compensation and Excess Savings Plan.

    1.2 Definitions.

    Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

      (a) "Account" or "Accounts" shall mean a Participant's Deferral Account, 401(k) Excess Account, Company Matching Account and/or Transferred Account.
      (b) "Administrator" shall mean the individuals designated by the Committee (who need not be a member of the Committee) to handle the day-to-day Plan administration. If the Committee does not make such a designation, the Administrator shall be the Senior Vice-President of Human Resources.
      (c) "Affiliate" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.
      (d) "Base Salary" shall mean a Participant's annual base salary, excluding bonus, incentive and all other remuneration for services rendered to the Company, prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.
      (e) "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.
      (f) "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant to receive the benefits specified hereunder in the event of the Participant's death in accordance with Section 9.5.
      (g) "Board of Directors" or "Board" shall mean the Board of Directors of the Company.
      (h) "Bonus" shall mean the annual incentive award earned by a Participant under the Company's short-term incentive plan and other special payments or awards that may be granted by the Company from time to time.
      (i) "Change in Control" shall be deemed to have occurred when:

      (1) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Sempra Energy representing twenty percent (20%) or more of the combined voting power of Sempra Energy's then outstanding securities; or

      (2) The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of Sempra Energy) whose appointment or election by the Board or nomination for election by Sempra Energy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

      (3) There is consummated a merger or consolidation of Sempra Energy or any direct or indirect subsidiary of Sempra Energy with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Sempra Energy outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Sempra Energy or any subsidiary of Sempra Energy, at least sixty percent (60%) of the combined voting power of the securities of Sempra Energy or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Sempra Energy (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Sempra Energy (not including in the securities beneficially owned by such Person any securities acquired directly from Sempra Energy or its affiliates other than in connection with the acquisition by Sempra Energy or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of Sempra Energy's then outstanding securities; or

      (4) The shareholders of Sempra Energy approve a plan of complete liquidation or dissolution of Sempra Energy or there is consummated an agreement for the sale or disposition by Sempra Energy of all or substantially all of Sempra Energy's assets, other than a sale or disposition by Sempra Energy of all or substantially all of Sempra Energy's assets to an entity, at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by shareholders of Sempra Energy in substantially the same proportions as their ownership of Sempra Energy immediately prior to such sale.
      (j) "Code" shall mean the Internal Revenue Code of 1986, as amended.
      (k) "Committee" shall mean the compensation committee of the Board of Directors.
      (l) "Company" shall mean Sempra Energy and any successor corporations. Company shall also include each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Sempra Energy is a component member, if the Board provides that such corporation shall participate in the Plan and such corporation's governing board of directors adopts this Plan.
      (m) "Company Matching Account" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to the Company Matching Contribution, if any, debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V. The Company Matching Account may be further subdivided into sub-accounts, one representing the Company Matching Contribution, if any, related to any deferral of Compensation, and a second representing the Company Matching Contribution, if any, related to any 401(k) Excess contributed to the Plan.
      (n) "Company Matching Contributions" shall mean the employer matching contribution made to the Plan on behalf of Participants who make deferrals under Article III.
      (o) "Compensation" shall mean Base Salary, Bonus and Dividend Equivalents that the Participant who is an employee is entitled to receive for services rendered to the Company. In addition, for any Participant who is an Executive Officer, Compensation includes (i) SERP Lump Sum, (ii) Restricted Stock Units, (iii) Stock Option Gains and (iv) Severance Payments. Compensation shall mean retainer payments and/or meeting and other fees, received from the Company for services performed by any Participant as a Director.
      (p) "Deferral Account" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with amounts equal to the portion of the Participant's Compensation that he elects to defer pursuant to Section 3.1, debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V. The Deferral Account may be further subdivided into subaccounts as determined by the Committee.
      (q) "Deferral Election Form" shall mean the form designated by the Committee for purposes of making deferrals under Section 3.1.
      (r) "Director" shall mean an individual who is a non-employee member of the Board.
      (s) "Disability" shall mean a "disability" as defined in the Company's long-term disability plan, as then in effect.
      (t) "Distributable Amount" shall mean the sum of the vested balance of a Participant's Deferral Account, 401(k) Excess Account, Company Matching Account and Transferred Account.
      (u) "Dividend Equivalent" shall mean the phantom dividends relating to post-July 1, 1998 stock option grants under the 1998 Sempra Energy Long-Term Incentive Plan which are eligible for deferral.
      (v) "Early Distribution" shall mean an election by a Participant in accordance with Section 7.2 to receive a withdrawal of amounts from his or her Deferral Account, Transferred Account, Company Matching Account and 401(k) Excess Account prior to the time in which such Participant would otherwise be entitled to such amounts.
      (w) "Effective Date" shall mean January 1, 2000.
      (x) "Election Period" shall mean the period designated by the Committee; provided, however, that such period shall be no less than ten business days.
      (y) "Eligible Individual" shall mean those individuals selected by the Committee from (i) those employees of the Company who either (A) are Executive Officers or (B) have Base Salary for a Calendar Year that is at least $120,000, as adjusted by the Committee from time to time and (ii) those Directors who are not employees of the Company. The Committee may, in its sole discretion, select such other individuals to participate in the Plan who do not otherwise meet the foregoing criteria.
      (z) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
      (aa)"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.
      (bb)"Executive Officer" shall mean an employee of the Company who holds a position as an executive officer in the Company and is eligible to participate in the Sempra Energy Supplemental Executive Retirement Plan or is so designated by the Committee.
      (cc)"401(k) Excess Account" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with amounts equal to the Participant's 401(k) Excess that he elects to defer pursuant to Section 3.1, debited by amounts equal to all distributions to and withdrawals made by the Participant and/or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.
      (dd)"401(k) Excess" shall mean the amount, if any, which a Participant may not contribute to the applicable 401(k) Plan by reason of Code Section 401(a)(17) or 415 and the regulations issued thereunder, or which may not be contributed to the applicable 401(k) Plan by reason of the limitations set forth in Code Section 402(g).
      (ee)"401(k) Plan" shall mean the Sempra Energy Savings Plan maintained by the Company under Code Section 401(k), as in effect from time to time or as applicable for any Participant, a plan maintained by a direct or indirect subsidiary of the Company under Code Section 401(k).
      (ff)"Manager" shall mean an employee of the Company who is an Eligible Individual, other than an Executive Officer or a Director.
      (gg)"Measurement Fund" shall mean one or more of the investment funds selected by the Committee pursuant to Section 4.1.
      (hh)"Moody's Plus Rate" shall mean the Moody's Rate (as defined below) plus the greater of (i) 10% of the Moody's Corporate Bond Yield Average--Monthly Average Corporates as published by Moody's Investors Service, Inc. (or any successor) or (ii) one percentage point per annum. The Moody's Rate for the month of June means the average of the daily Moody's Corporate Bond Yield Average--Monthly Average Corporates for the month of June.
      (ii)"Participant" shall mean any Eligible Individual who becomes a Participant in accordance with Article II and who has not received a complete distribution of the amounts credited to his Account.
      (jj)"Payroll Date" shall mean, with respect to any Participant, the date on which he would otherwise be paid Compensation.
      (kk)"Payment Date" shall mean the time as soon as practicable after (1) the first day of the month which is at least 30 days after the date of the Participant's Termination or Retirement, or (2) if elected at least one year prior to the Participant's Termination or Retirement, January 1 of a designated year which is no later than January 1 of the fifth year following the year in which the Participant has a Termination or Retirement. Payment dates shall also mean the Scheduled Withdrawal Date elected in accordance with the provisions of Section 7.1(b).
      (ll)"Person" means any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of Sempra Energy in substantially the same proportions as their ownership of stock of Sempra Energy, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.
      (mm)"Plan" shall mean The Sempra Energy Deferred Compensation and Excess Savings Plan set forth herein, as amended from time to time.
      (nn)"Plan Year" shall mean the 12 consecutive month period beginning on each January 1 and ending on each December 31.
      (oo)"Prior Plans" shall mean the Sempra Energy Deferred Compensation Plan for Directors, the Sempra Energy Executive Deferred Compensation Plan, the Sempra Energy Deferred Compensation Plan, the Sempra Energy Excess Savings Plan, the Pacific Enterprises Executive Deferred Compensation Plan, the Pacific Enterprises Deferred Compensation Plan for Directors, the Pacific Enterprises Deferred Compensation Plan, the San Diego Gas & Electric Co. deferred compensation agreements and the Enova deferred compensation agreements designed to provide supplemental retirement income benefits for any director or select group of management and highly compensated employees of the Company or its direct and indirect subsidiaries.
      (pp)"Prior Rate" shall mean the rate of investment return established under the applicable Prior Plan, subject to the terms of such Prior Plan.
      (qq)"Restricted Stock Units" shall mean phantom shares of restricted stock granted to Executive Officers under the 1998 Sempra Energy Long Term Incentive Plan.
      (rr)"Retirement" shall mean, for a Participant who is an employee of the Company, a Participant's voluntary retirement from employment with the Company on or after age 55 and 5 years of employment with the Company in accordance with the Company's retirement policies as then in effect. Retirement shall mean, for a Participant who is a Director, ceasing to be a Director for any reason other than for death or Disability. If a Participant is both an employee of the Company and a Director, Retirement shall occur only after he resigns from both positions.
      (ss)"Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.
      (tt)"Scheduled Withdrawal Date" shall be in January in the year elected by the Participant for an in-service withdrawal of all amounts of Compensation or 401(k) Excess deferred in a given Plan Year, but excluding earnings and losses attributable thereto, as set forth on the election forms for such Plan Year.
      (uu)"Sempra Energy Stock Fund" shall mean the Measurement Fund in which investment earnings and losses parallel the investment return on the common stock of the Company.
      (vv)"SERP Lump Sum" shall mean the lump sum retirement benefit that would be payable to an Executive Officer who is a Plan Participant under either the Sempra Energy Supplemental Executive Retirement Plan or the Sempra Energy Excess Cash Balance Plan.
      (ww)"Severance Payment" shall mean any severance payments payable to a Participant under an executive employment agreement or severance agreement with the Company.
      (xx)"Stock Option Gain" shall mean the profit shares derived from an eligible exercise of stock options granted to Executive Officers under the 1998 Sempra Energy Long Term Incentive Plan. To qualify as an eligible exercise, the Participant must pay the option exercise price by tendering or attesting to the ownership of shares of Sempra Energy common stock that have been owned outright, without restrictions, for at least six months.
      (yy)"Termination" shall mean for any Participant who is an employee, ceasing to be an employee of the Company for reasons other than death, Disability or Retirement. For any Participant who is a Director, "Termination" shall mean ceasing to be a Director for any reason, including death, Disability or Retirement. If a Participant is both an employee of the Company and a Director, he shall not have a Termination until he resigns from both positions.
      (zz)"Transferred Account" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with amounts which were transferred from a Prior Plan, debited by amounts equal to all distributions and withdrawals made to the Participant or his Beneficiary and adjusted for investment earnings and losses pursuant to Article V.
      (aaa)"Valuation Date", with respect to the Measurement Funds that are available under the 401(k) Plan, shall have the same meaning as under the 401(k) Plan. For purposes of the Moody's Plus Rate, "Valuation Date" shall mean the last day of the calendar month . For purposes of the Prior Rate, "Valuation Date" shall have the same meaning it has under the applicable Prior Plan.

  ARTICLE II.

  PARTICIPATION

  An Eligible Individual shall become a Participant in the Plan by (1) electing to make deferrals in accordance with Section 3.1 and (2) filing such other forms as the Committee may reasonably require for participation hereunder. Additionally, in order to defer 401(k) Excess, the Eligible Individual must be making 401(k) contributions to the 401(k) Plan at the rate of no less than 6% of compensation (as defined in the 401(k) Plan) for the year. An Eligible Individual who completes the requirements of the preceding sentences shall commence participation in this Plan as of the first Payroll Date with respect to which Compensation is deferred.

  ARTICLE III.

  CONTRIBUTIONS

    3.1 Elections to Defer Compensation and 401(k) Excess

      General Rule. Each Participant may defer Compensation and/or 401(k) Excess by filing with the Administrator a Deferral Election Form that conforms to the requirements of this Section 3.1, no later than the last day of the applicable Election Period. The Committee may permit an Eligible Individual who first becomes eligible to participate in the Plan during a Plan Year to have his first Election Period during such Plan Year. An election to defer Compensation must be filed during the Election Period prior to the effective date of such election and shall be effective for Compensation and/or 401(k) Excess earned during periods beginning after the effective date of such election, unless modified or suspended pursuant to Section 3.1(e).

      Special Rules. Notwithstanding the above, the following restrictions apply to deferrals of certain elements of Compensation.

      (1) Severance. In order to defer Severance Payments, an eligible Participant must file the appropriate Deferral Election Form on or before the effective date of his executive employment agreement or severance agreement, as applicable, that provides for the Severance Payments to the Participant; provided, however, that if such agreement is already in effect as of September 10, 2002, then the Participant must file the Deferral Election Form within the next Election Period following September 10, 2002 in order to defer any Severance Payments that may become payable following such deferral election.

      (2) Restricted Stock Units. In order to defer Restricted Stock Units, an eligible Participant must file the appropriate Deferral Election Form at least twelve months prior to the date such Restricted Stock Units would vest under the Sempra Energy Long Term Incentive Plan.

      (3) Stock Option Gains. In order to defer Stock Option Gains, an eligible Participant must file the appropriate Deferral Election Form at least twelve months prior to the date the Participant exercises the stock option under the Sempra Energy Long Term Incentive Plan.

      (4) SERP Lump Sum. In order to defer a SERP Lump Sum, an eligible Participant must file the appropriate Deferral Election Form at least twelve months prior to the date the SERP Lump Sum would otherwise be payable to the Participant; provided, however, that a Participant who participates in the SERP on September 10, 2002 must file the Deferral Election Form within the next Election Period following September 10, 2002 in order to defer the SERP Lump Sum that shall or may become payable within twelve months following such deferral election.

      Deferral Amounts. The amount of Compensation and/or 401(k) Excess which a Participant may elect to defer is such Compensation and/or 401(k) Excess earned on or after the time at which the Participant elects to defer each Plan Year in accordance with Section 3.1(a) and (b). The applicable limitations for any Participant shall be determined based on his classification by the Committee.

      (1) Each Participant who is a Manager shall be permitted to defer (A) from 5% to 50% of Base Salary and (B) from 5% to 100% of his Bonus and Dividend Equivalents.

      (2) Each Participant who is an Executive Officer shall be permitted to defer (A) from 10% to 100% of Base Salary and (B) from 10% to 100% of his Bonus, Dividend Equivalents, Restricted Stock Units, Stock Option Gains, Severance Payments and SERP Lump Sum.

      (3) Each Participant who is a Director shall be permitted to defer from 10% to 100% of his Compensation.

      (4) Each Participant who participates in the 401(k) Plan and makes 401(k) contributions at a rate of 6% of compensation (as defined in the 401(k) Plan) per year shall be deemed to make the same election under this Plan that he has made under the applicable 401(k) Plan unless a contrary election is made under the Plan.

      Notwithstanding the limitations established above, the total amount deferred by a Participant may be limited in any calendar year, if necessary, to satisfy the Participant's income and employment tax withholding obligations (including Social Security, unemployment and Medicare), and the Participant's employee benefit plan contribution requirements, as determined in the sole and absolute discretion of the Committee. If permitted by the Committee, the Participant may make deferrals with respect to any designated portion of his Compensation (such as meeting fees, for example).

      Ordering Rule. If a Participant elects to defer both Compensation and 401(k) Excess, the Compensation deferrals shall be deducted from the Participant's compensation and contributed to the Plan before any 401(k) Excess deferrals.

      Duration of Deferral Election.

      (1) Except as provided in this Section 3.1(e)(1), if permitted by the Administrator, a Participant may modify or suspend his election to defer Compensation and/or 401(k) Excess during a Plan Year only in the event that (A) the Participant has a change in marital status, (B) the Participant has a change in the number of his dependents (as defined under Code Section 152(a)) or (C) the Participant or his spouse has a change in employment status (as determined by the Administrator). Such modification or suspension shall be made by filing such an election during the Election Period immediately prior to the date such modification or suspension is to be effective. Notwithstanding the above, all deferral elections with respect to a SERP Lump Sum and Severance Payments may be modified or suspended at the discretion of the Participant; provided, however, that if any such deferral election is filed by a Participant within the one year period ending on the date of the Participant's Termination or Retirement, other than a Participant's initial election filed with the Administrator in accordance with Section 3.1(b)(1) or 3.1(b)(4), as applicable, such deferral election shall be of no force and effect; provided, further, that if a Participant has timely filed more than one election at least twelve months prior to the date of the Participant's Termination or Retirement, the most recent such election shall govern with respect to a SERP Lump Sum and Severance Payments, as applicable, and all prior elections shall be superseded and shall be of no force or effect.

      (2) A Participant's election to defer all or any portion of his SERP Lump Sum shall automatically become void in the event the Participant dies or becomes disabled while employed by the Company.

      (3) A Participant's election to defer 401(k) Excess shall automatically be suspended for the remainder of the Plan Year if the Participant's election under the 401(k) Plan falls below 6% of his compensation (as defined under the 401(k) Plan) per year.

      (4) Except as provided in Section 3.1(b), a Participant must file a new election for each subsequent Plan Year during the Election Period immediately prior to the next Plan Year, which election shall be effective on the first day of the next following Plan Year. In the event a Participant fails to timely file an election for the next Plan Year, he should be deemed to have elected not to have deferred any Compensation and/or 401(k) Excess for any relevant period.

      Elections. Subject to the limitations of subsection (b), any Eligible Individual who does not elect to defer Compensation and/or 401(k) Excess during his Election Period may subsequently become a Participant. Subject to the limitations of subsection (b), any Eligible Individual who has terminated a prior deferral election may elect to again defer Compensation and/or 401(k) Excess by filing a Deferral Election Form during a subsequent Election Period.

      Termination of Participation and/or Deferrals. If the Committee determines in good faith that a Participant no longer qualifies as a Director or a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion and only for purposes of preserving the Plan's exemption from Title I of ERISA, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections and/or (iii) immediately distribute the balance of the Participant's Accounts and terminate the Participant's participation in the Plan.

    3.2 Transfers from Prior Plans.

    All amounts credited to this Plan as a result of the merger of the Prior Plans shall be credited to Participants' Transferred Accounts under this Plan. Each Participant is always 100% vested in his Transferred Account at all times. No additional amounts may be contributed to a Participant's Transferred Account other than investment earnings. Any amounts so transferred to a Participant's Transferred Account shall be subject to the terms of this Plan for all purposes, except as provided in Section 4.3 and Section 7.1(a)(7).

    3.3 Company Matching Contributions

      The Company shall make a Company Matching Contribution on behalf of select Participants who make deferrals under Article III in an amount equal to

      (1) the product of (A) the rate of the matching contribution under the 401(k) Plan in which the Participant participates and (B) the sum of the Participant's Base Salary and Bonus,

      less

      (2) the amount credited to the Participant's matching contribution account under the 401(k) Plan for that Plan Year.

      Notwithstanding the above, the Company reserves the right to change the Company Matching Contribution in its sole discretion.

      Pursuant to the Committee's procedures, for each Plan Year each Participant's Company Matching Account shall be credited with an amount described in subsection (a) above, if any.

    3.4 FICA and Other Taxes.

      Annual Deferral Amounts. For each Plan Year in which a Participant who is an employee makes a deferral under Section 3.1, the Company shall withhold from that portion of the Participant's Compensation that is not being deferred, in a manner determined by the Company, the Participant's share of FICA and other employment taxes on such amount. If necessary, the Committee may reduce the Participant's deferrals under Section 3.1 or make deductions from his Deferral Account in order to comply with this Section.

      Company Matching Amounts. For each Plan Year in which a Participant is credited with a contribution to his or her Company Matching Account under Section 3.3, the Company shall withhold from the Participant's Compensation that is not deferred, in a manner determined by the Company, the Participant's share of FICA and other employment taxes. If necessary, the Committee may reduce the Participant's Company Matching Account in order to comply with this Section.

  ARTICLE IV.

  INVESTMENTS

    4.1 Measurement Funds.

      In the manner designated by the Committee, Participants may elect one or more Measurement Funds to be used to determine the additional amounts to be credited to their Accounts. Although the Participant may designate the Measurement Funds, the Committee shall not be bound by such designation; provided, however, that any substitute Measurement Funds designated by the Committee for a Participant must provide the Participant with an investment opportunity comparable to the original Measurement Funds designated by the Participant. The Committee shall select from time to time, in its sole discretion, the Measurement Funds to be available under the Plan; provided, however, that such Measurement Funds shall be the same as the investment funds which are available from time to time under the 401(k) Plan, except to the extent prohibited by law.

      No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his Accounts thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Accounts shall not be considered or construed in any manner as an actual investment of his Accounts in any such Measurement Fund. In the event that the Company or the trustee, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Accounts shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company. The Participant shall at all times remain an unsecured creditor of the Company.

    4.2 Investment Elections.

      Executive Officers and Director Participants.

        (1) Deferral, 401(k) Excess and Transferred Accounts. Except as provided in Sections 4.2(a)(2) and 4.3, Participants who are either Executive Officers or Directors may designate how their Deferral, 401(k) Excess and Transferred Accounts shall be deemed to be invested under the Plan.

          (A) Such Participants may make separate investment elections for (I) their future deferrals of Compensation and 401(k) Excess as well as transfers under Section 3.2 and (II) the existing balances of their Deferral, 401(k) Excess and Transferred Accounts .

          (B) Such Participants may make and change their investment elections by choosing from the Measurement Funds designated by the Committee in accordance with the procedures established by the Committee.

          (C) Except as otherwise designated by the Committee, the available Measurement Funds under this Section 4.2(a)(1) shall be the investment funds under the 401(k) Plan (excluding the Stable Value Fund and any brokerage account option). Additionally, for the Deferral Account only, there shall also be a Measurement Fund based on the Moody's Plus Rate.

          (D) If a Participant fails to elect a Measurement Fund under this Section, he shall be deemed to have elected the default Measurement Fund (as designated by the Committee) for all of his Accounts.

        (2) Company Matching Account and Certain Deferral Subaccounts. Participants may not direct the investment of their Company Matching Account, the Restricted Stock Unit and the Stock Option Gain subaccounts of the Deferral Account, the amounts in which shall be deemed to be invested in the Sempra Energy Stock Fund.

    b. Manager Participants.

      (1) 401(k) Excess Accounts. Except as provided in Section 4.3, Participants who are Managers may designate how their 401(k) Excess Accounts shall be deemed to be invested under the Plan.

        (A) Manager Participants may make separate investment elections for (I) their future deferrals of 401(k) Excess and (II) the existing balances of their 401(k) Excess Accounts.

        (B) Participants may make and change their investment elections by choosing from the Measurement Funds designated by the Committee in accordance with the procedures established by the Committee.

        (C) Except as otherwise designated by the Committee, the available Measurement Funds under this Section 4.2(b)(1) for the 401(k) Excess Accounts shall be the investment funds under the 401(k) Plan (excluding the Stable Value Fund and any brokerage account option).

        (D) If a Participant fails to elect a Measurement Fund under this Section, he shall be deemed to have elected the default Measurement Fund (as designated by the Committee) for his 401(k) Excess Account.

      (2) Deferral Account. Any Participant who is a Manager shall have his Deferral Account invested in the Measurement Fund based on the Moody's Plus Rate, except as otherwise permitted by the Committee.

      (3) Company Matching Account. Participants may not direct the investment of their Company Matching Account which shall be invested in the Sempra Energy Stock Fund.

    c. Participants who have had a Termination but not yet commenced distributions under Article VII or Participants or Beneficiaries who are receiving installment payments may continue to make investment elections pursuant to subsection (a) and (b) above, as applicable, except as otherwise determined by the Committee.
  4.3 Investment of Transferred Accounts.

    Each Participant's Transferred Account balance shall be treated as invested in a Measurement Fund with a rate of investment return based solely on the Prior Rate, except as provided in subsection (b).

    In accordance with the procedures established by the Committee, once each calendar quarter an Executive Officer Participant or a Director Participant may elect to transfer a designated percentage of the balance of his Transferred Account to new Measurement Funds, as provided in Section 4.2. As of the effective date of such an election, such designated percentage of the balance of his Transferred Account may be allocated to the Participant's other Accounts in accordance with the type of contributions with which it is credited (i.e., pre-tax deferrals shall be credited to the Participant's Deferral Account). Such portion of the Transferred Account shall cease to be credited with investment returns at the Prior Rate and may not be subsequently invested at the Prior Rate.

  4.4 Compliance with Section 16 of the Exchange Act.

    Any Participant or Beneficiary who is subject to Section 16 of the Exchange Act shall have his Measurement Fund elections under the Plan subject to the requirements of the Exchange Act, as interpreted by the Committee. Any such Participant or Beneficiary who elects to have any portion of his Deferral, 401(k) Excess or Transferred Accounts, his future deferrals (pursuant to Section 3.1) or future transfers (pursuant to Section 3.2) either (i) invested in the Sempra Energy Stock Fund or (ii) transferred from the Sempra Energy Stock Fund to another available Measurement Fund under the Plan may not make an election with the opposite effect under this Plan or any other Company-sponsored plan until six months and one day following the original election.

    Notwithstanding any other provision of the Plan or any rule, instruction, election form or other form, the Plan and any such rule, instruction or form shall be subject to any additional conditions or limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, such Plan provision, rule, instruction or form shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

    ARTICLE V.

    ACCOUNTS

      5.1 Accounts.
        The Committee shall establish and maintain a Deferral Account, 401(k) Excess Account, Transferred Account and Company Matching Account for each Participant under the Plan. Each Participant's Accounts shall be further divided into separate subaccounts ("investment fund subaccounts"), each of which corresponds to a Measurement Fund elected by the Participant pursuant to Section 4.2. In addition, Participants' Deferral Accounts may be further divided into subaccounts consisting of deferred Restricted Stock Units and deferred Stock Option Gains.
        The performance of each elected Measurement Fund (either positive or negative) shall be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant's Accounts shall be credited or debited on each Valuation Date based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant's Accounts were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such period, as of the close of business on the first business day of such period, at the closing price on such date; (ii) the portion of the Participant's Compensation that was actually deferred pursuant to Section 3.1 during any period were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such period, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant's Compensation, at the closing price on such date; and (iii) any withdrawal or distribution made to a Participant that decreases such Participant's Accounts ceased being invested in the Measurement Fund(s), in the percentages applicable to such period, no earlier than one business day prior to the distribution, at the closing price on such date. The Participant's Company Matching Contribution shall be credited to his Company Matching Account for purposes of this Section in the manner determined by the Committee.

    ARTICLE VI.

    VESTING

    Each Participant shall be 100% vested in his Deferral Account, 401(k) Excess Account, Matching Account and Transferred Account at all times.

    ARTICLE VII.

    DISTRIBUTIONS

      7.1 Distribution of Accounts.

        Distribution at Termination, Disability or Retirement.

        (1) Normal Form. Except as provided in subsection 7.1(a)(2), subsection 7.1(a)(7) or Section 7.4, upon the Termination, Disability or Retirement of the Participant, the Distributable Amount shall be paid to the Participant in substantially equal annual installments over 10 years beginning on the Participant's Payment Date.

        (2) Optional Forms. Instead of receiving his Distributable Amount as described at Section 7.1(a)(1), the Participant may elect one of the following optional forms of payment (on the form provided by Company) at the time of his deferral election:

          annual installments (calculated as set forth at subsection 7.1(a)(6)) over 5 years beginning on the Participant's Payment Date, annual installments (calculated as set forth at subsection 7.1(a)(6)) over 15 years beginning on the Participant's Payment Date, or a lump sum.

        A Participant may change his election with respect to the frequency of payment, provided such change in the frequency of payment occurs at least one year prior to the Participant's Termination or Retirement.

        (3) Small Accounts. Notwithstanding any provision to the contrary, in the event the Distributable Amount is equal to or less than $25,000, such Distributable Amount shall be distributed to the Participant (or his Beneficiary, as applicable) in a lump sum.

        (4) Investment Adjustments. The Participant's Accounts shall continue to be adjusted for investment earnings and losses pursuant to Section 4.2 and Section 4.3 of the Plan until all amounts credited to his Accounts under the Plan have been distributed.

        (5) Restricted Stock Units and Stock Option Gains. The portion of the Distributable Amount attributable to amounts held in the Restricted Stock Units and Stock Option Gains subaccounts of the Deferral Account shall be paid in shares of Sempra Energy common stock.

        (6) Calculating Installments. All installment payments made under the Plan shall be determined in accordance with the annual fractional payment method, calculated as follows: the balance of the Participant's Accounts shall be calculated as of the close of business on the last business day of the year. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects 10 year installments the first payment shall be 1/10 of the balance of his Accounts calculated as described in this definition. The following year, the payment shall be 1/9 of the balance of the Participant's Accounts, calculated as described in this definition. Each annual installment shall be paid on or as soon as practicable after the last business day of the applicable year.

        (7) Distribution of Transferred Accounts. Until a Participant so elects, his Transferred Account shall be subject to his most recent form of distribution election in effect under the applicable Prior Plan. However, if the Participant elects to apply his distribution election in effect under this Plan to the balance of his Transferred Account, then any prior distribution election under the Prior Plan shall automatically be permanently revoked.

        Distribution on a Scheduled Withdrawal Date.

        (1) In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution to be made while still in the employ of the Company or while still a Director, such Participant shall receive his or her deferrals of Compensation and 401(k) Excess (but excluding any investment earnings on such amounts) (the "Withdrawal Amount") as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date. A Participant's Scheduled Withdrawal Date with respect to amounts of Compensation and/or 401(k) Excess deferred in a given Plan Year must be at least three years from the last day of the Plan Year for which such deferrals are made.

        (2) The Withdrawal Amount shall be paid in a lump sum in cash and, solely to the extent such Withdrawal Amount consists of amounts from the Restricted Stock Unit and Stock Option Gains subaccounts of the Deferral Account, in shares of Sempra Energy common stock.

        (3) A Participant may extend the Scheduled Withdrawal Date for the Withdrawal Amount for any Plan Year, provided such extension occurs at least one year before the Scheduled Withdrawal Date and is for a period of not less than five years from the Scheduled Withdrawal Date. The Participant shall have the right to modify any Scheduled Withdrawal Date only once, without the consent of the Committee, by submitting a written notice of such modification to the Committee at least one year in advance of the originally elected Scheduled Withdrawal Date. A Participant who has modified a Scheduled Withdrawal Date, may again once further modify the Scheduled Withdrawal Date, but only with the consent of the Committee.

        (4) In the event of Participant's Termination, Disability or Retirement prior to a Scheduled Withdrawal Date, the Participant's entire Withdrawal Amount shall be paid in accordance with the Participant's election under Section 7.1(a). In the event of a Participant's death prior to a Scheduled Withdrawal Date, the Participant's entire Withdrawal Amount shall be paid as soon as practicable after the Termination in a lump sum.

        Distribution upon Death. In the event a Participant dies before he has begun receiving distributions under Section 7.1(a), his Accounts shall be paid to his Beneficiary in the same manner elected by the Participant. In the event a Participant dies after he has begun receiving distributions under Section 7.1(a) with a remaining balance in his Accounts, the balance shall continue to be paid to his Beneficiary in the same manner. Notwithstanding the above, the Committee may, in its sole discretion, permit the Beneficiary to receive an immediate lump sum payment of the Participant's Accounts reduced by a penalty of 10% of the balance of the Accounts. The penalty amount shall be permanently forfeited and the Company shall have no obligation to the Beneficiary with respect to such forfeited amount.

        Other Distribution. Independent of any termination of this Plan, if the Internal Revenue Service makes a final determination that amounts under this Plan are immediately taxable to any Participant or Beneficiary, the Committee has the discretion to accelerate distributions under the Plan to such Participants or Beneficiaries.

      7.2 Early Distributions.

      A Participant shall be permitted to elect an Early Distribution from his or her Deferral Account, 401(k) Excess Account and Transferred Account prior to the Payment Date, whether or not he has had a Termination, Disability or Retirement, subject to the following restrictions:

        The election to take an Early Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.
        The amount of the Early Distribution shall in all cases be an amount not less than $10,000.
        The amount described in subsection (b) above shall be paid in a single lump sum in cash and, solely to the extent such Early Distribution consists of amounts from the Restricted Stock Unit and Stock Option Gains subaccounts of the Deferral Account, in shares of Sempra Energy common stock as soon as practicable after the end of the calendar month in which the Early Distribution election is made.
        If a Participant requests an Early Distribution, 10% of the gross amount to be distributed shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respect to such forfeited amount.
        If a Participant receives an Early Distribution the Participant shall be ineligible to contribute deferrals to the Plan for the remainder of the Plan Year and for the next following Plan Year.

      7.3 Hardship Distribution

      A Participant shall be permitted to elect a Hardship Distribution of all or a portion of his Accounts under the Plan prior to the Payment Date, subject to the following restrictions:

        The election to take a Hardship Distribution shall be made by filing the form provided by the Committee before the date established by the Committee.
        The Committee shall have made a determination in its sole discretion that the requested distribution constitutes a Hardship Distribution in accordance with subsection (d).
        The amount determined by the Committee as a Hardship Distribution shall be paid in a single lump sum in cash and, solely to the extent such Hardship Distribution consists of amounts from the Restricted Stock Unit and Stock Option Gains subaccounts of the Deferral Account, in shares of Sempra Energy common stock as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.
        If a Participant receives a Hardship Distribution, the Participant shall be ineligible to contribute deferrals to the Plan for the balance of the Plan Year and the following Plan Year. "Hardship Distribution" shall mean a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or of his or her dependent (as defined in Section 152(a) of the Code), (ii) loss of a Participant's property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforeseeable emergency shall depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.

      7.4 Effect of a Change in Control.

        In the event there is a Change in Control, the person who is the chief executive officer (or, if not so identified, the Company's highest ranking officer) shall name a third-party fiduciary as the sole member of the Committee immediately prior to such Change in Control. The appointed fiduciary, in its sole discretion, may permit immediate distributions. If permitted by the appointed fiduciary, a Participant who has a Termination within 24 months of the effective date of the Change in Control may elect one of the optional forms of distribution as provided in Section 7.1(a)(2).
        Upon and after the occurrence of a Change in Control, the Company must (i) pay all reasonable administrative fees and expenses of the appointed fiduciary, (ii) indemnify the appointed fiduciary against any costs, expenses and liabilities including, without limitation, attorney's fees and expenses arising in connection with the appointed fiduciary's duties hereunder, other than with respect to matters resulting from the gross negligence of the appointed fiduciary or its agents or employees and (iii) timely provide the appointed fiduciary with all necessary information related to the Plan, the Participants and Beneficiaries.
        Notwithstanding Section 9.4, in the event there is a Change in Control no amendment may be made to this Plan except as approved by the third-party fiduciary. Upon a Change in Control, assets shall be placed in a rabbi trust in an amount which shall equal the full accrued liability under this Plan as determined by Towers Perrin, or a successor actuarial firm.

      7.5 Inability to Locate Participant.

    In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant's Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings from the date of forfeiture, subject to applicable escheat laws.

    ARTICLE VIII.

    ADMINISTRATION

      8.1 Committee.

      The Committee shall administer the Plan in accordance with this Article.

      8.2 Administrator.

      The Administrator, unless restricted by the Committee, shall exercise the powers under Sections 8.4 and 8.5 except when the exercise of such authority would materially affect the cost of the Plan to the Company or materially increase benefits to Participants.

      8.3 Committee Action.

      The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman or any other member or members of the Committee designated by the chairman may execute any certificate or other written direction of behalf of the Committee.

      8.4 Powers and Duties of the Committee.

        The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes as set forth herein, including, but not by way of limitation, the following:

      (1) To select the Measurement Funds in accordance with Section 4.1 hereof;

      (2) To construe and interpret the terms and provisions of the Plan and to remedy any inconsistencies or ambiguities hereunder;

      (3) To select employees eligible to participate in the Plan;

      (4) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

      (5) To maintain all records that may be necessary for the administration of the Plan;

      (6) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

      (7) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

      (8) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

      (9) To take all actions necessary for the administration of the Plan.

      8.5 Construction and Interpretation.

      The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

      8.6 Information.

      To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

      8.7 Compensation, Expenses and Indemnity.

        The members of the Committee shall serve without compensation for their services hereunder.
        The Committee is authorized at the expense of the Company to employ such legal counsel and other advisors as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
        To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

      8.8 Quarterly Statements.

      Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's Accounts on a quarterly basis as of each March 31, June 30, September 30 and December 31.

      8.9 Disputes.

        Claim.

        A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as "Claimant") may file a written request for such benefit with the Administrator, setting forth his or her claim. The request must be addressed to the Administrator at the Company at its then principal place of business.

        Claim Decision.

        Upon receipt of a claim, the Administrator shall advise the Claimant that a reply shall be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Administrator may, however, extend the reply period for an additional 90 days for special circumstances.

        If the claim is denied in whole or in part, the Administrator shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Agreement on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c).

        Request For Review.

        With 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing a review the determination of the Administrator. Such review shall be completed by the Senior Vice-President of Human Resources of the Company for Participants who are Managers and by the Committee for Participants who are Executive Officers or Directors. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Senior Vice-President of Human Resources or the Committee, as applicable. If the Claimant does not request a review within such 60 day period, he or she shall be barred and estopped from challenging the Administrator's determination.

        Review of Decision.

        Within 60 days after the receipt of a request for review by the Senior Vice-President of Human Resources or the Compensation Committee, as applicable, after considering all materials presented by the Claimant, the Senior Vice-President of Human Resources or the Compensation Committee, as applicable, shall inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision contained specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Senior Vice-President of Human Resources or the Compensation Committee, as applicable, shall so notify the Claimant and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

    ARTICLE IX.

    MISCELLANEOUS

      9.1 Unsecured General Creditor.

      Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and Title I of ERISA.

      9.2 Restriction Against Assignment.

        The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No right, title or interest in the Plan or in any account may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. No right, title or interest in the Plan or in any Account shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
        Notwithstanding the provisions of subsection (a), a Participant's interest in his Account may be transferred by the Participant pursuant to a domestic relations order that constitutes a "qualified domestic relations order" as defined by the Code or Title I of ERISA.

      9.3 Withholding.

      There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of such of cash sufficient to provide the amount of said taxes.

      9.4 Amendment, Modification, Suspension or Termination.

      Subject to Section 7.4, the Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any vested amounts allocated to a Participant's Accounts. In the event of Plan termination, distributions may be accelerated.

      9.5 Designation of Beneficiary.

        Each Participant shall have the right to designate, revoke and redesignate Beneficiaries hereunder and to direct payment of his Distributable Amount to such Beneficiaries upon his death.
        Designation, revocation and redesignation of Beneficiaries must be made in writing in accordance with the procedures established by the Committee and shall be effective upon delivery to the Committee.
        No designation of a Beneficiary other than the Participant's spouse shall be valid unless consented in writing by such spouse. If there is no Beneficiary designation in effect, or the designated beneficiary does not survive the Participant, then the Participant's spouse shall be the Beneficiary. If there is no surviving spouse, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary.
        After the Participant's death, any Beneficiary (other than the Participant's estate) who is to receive installment payments may designate a secondary beneficiary to receive amounts due under this Plan to the Beneficiary in the event of the Beneficiary's death prior to receiving full payment from the Plan. If no secondary beneficiary is designated, it shall be the Beneficiary's estate.

      9.6 Insurance.

        As a condition of participation in this Plan, each Participant shall, if requested by the Committee or the Company, undergo such examination and provide such information as may be required by the Company with respect to any insurance contracts on the Participant's life and shall authorize the Company to purchase life insurance on his life, payable to the Company.
        If the Company maintains an insurance policy on a Participant's life to fund benefits under the Plan and such insurance policy is invalidated because (i) the Participant commits suicide during the two-year period beginning on the first day of the first Plan Year of such Participant's participation in the Plan or because (ii) the Participant makes any material misstatement of information or nondisclosure of medical history, then the only benefits that shall be payable hereunder to such Participant, his Beneficiary or his surviving spouse, are the payment of the amount of deferrals of Compensation and/or 401(k) Excess then credited to the Participant's Accounts but without any interest including interest theretofore credited under this Plan.

      9.7 Governing Law.

      Subject to ERISA, this Plan shall be construed, governed and administered in accordance with the laws of the State of California.

      9.8 Receipt of Release.

      Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

      9.9 Compliance with Code Section 162(m)

      It is the intent of the Company that any Compensation which is deferred under the Plan by a person who is, with respect to the year of distribution, deemed by the Committee to be a "covered employee" within the meaning of Code Section 162(m) and regulations thereunder, which Compensation constitutes either "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder or compensation not otherwise subject to the limitation on deductibility under Section 162(m) and regulations thereunder, shall not, as a result of deferral hereunder, become compensation with respect to which the Company in fact would not be entitled to a tax deduction under Code Section 162(m). If the Company determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Company may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Article IV, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made shall not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in this Plan, this Section shall not apply to any distributions made after a Change in Control.

      9.10 Payments on Behalf of Persons Under Incapacity.

      In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such termination shall constitute a full release and discharge of the Committee and the Company.

      9.11 Limitation of Rights

      Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant or other person any legal or equitable right against the Company except as provided in the Plan. In no event shall the terms of employment of, or membership on the Board by, any Participant be modified or in any be effected by the provisions of the Plan.

      9.12 Exempt ERISA Plan

      The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for directors and a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

      9.13 Notice

      Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the General Counsel and Secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

      9.14 Errors and Misstatements

      In the event of any misstatement or omission of fact by a Participant to the Committee or any clerical error resulting in payment of benefits in an incorrect amount, the Committee shall promptly cause the amount of future payments to be corrected upon discovery of the facts and shall pay or, if applicable, cause the Plan to pay, the Participant or any other person entitled to payment under the Plan any underpayment in a lump sum or to recoup any overpayment from future payments to the Participant or any other person entitled to payment under the Plan in such amounts as the Committee shall direct or to proceed against the Participant or any other person entitled to payment under the Plan for recovery of any such overpayment.

      9.15 Pronouns and Plurality

      The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

      9.16 Severability

      In the event that any provision of the Plan shall be declared unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such unenforceable or invalid provision had never been included herein.

      9.17 Status

      The establishment and maintenance of, or allocations and credits to, the Accounts of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan.

      9.18 Headings.

      Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.